Promissory Note Extension Agreement

This Promissory Note Extension Agreement, effective as of December 24, 2010, (the "Effective Date") is made by and between LANKTREE CONSULTING CORPORATION ("Payee") and AMERICAN SCIENTIFIC RESOURCES, INC. ("Maker").

WHEREAS Maker made to the order of Payee a convertible promissory note dated June 24, 2010, in the principal amount of Forty-four Thousand Dollars ($44,000) and bearing interest at the annual rate of 12% (the "Note");

WHEREAS were all amounts due under the Note not paid as of the Effective Date an Event of Default would exist under the Note;

WHEREAS on the Effective Date the outstanding balance under the Note is Forty-four Thousand Dollars ($44,000) (the "Outstanding Balance"); and

WHEREAS Maker has requested and Payee is willing to grant an extension of the date by which the Outstanding Balance must be paid to Payee;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements expressed in this instrument, for other good and valuable consideration the receipt of which the parties hereby acknowledge, and intending to be legally bound hereby, the parties agree as follows:

1. This Agreement amends and revises the Note to the extent expressly stated herein. Capitalized terms used in this Agreement without definition are used with the meaning ascribed to them in the Note. To the extent not amended or revised by this Agreement, the Note as originally written and as modified by the SPA remains in full force and effect. Conflict between the terms hereof and those of the Note shall be resolved in favor of the conflicting term from this Agreement.

2. The date by which Maker must, pursuant to paragraph 1 of the Note, pay to Payee an amount equal to the unpaid principal amount outstanding under the Note shall be revised to December 24, 2011, such date referred to hereafter as the "Revised Payment Date."

3. The rate at which interest will accrue on the unpaid principal amount outstanding under this Note until the Revised Payment Date shall be revised from twelve percent (12%) per annum to nine percent (9%) per annum.

4. Upon the occurrence of any Event of Default, such Event of Default shall be deemed to have occurred on the Effective Date and Maker's obligation under paragraph 2(b) of the Note shall be calculated retroactive to the Effective Date as if the Event of Default had occurred on the Effective Date and continued through the actual date of the Event of the Default.

a. The foregoing notwithstanding, no Event of Default shall be deemed to have occurred as a result of the late payment of interest accruing during the months of December, 2010 and January, 2011, if all such interest has been paid by March 1, 2011.

5. Maker shall immediately deliver to Payee Five Million (5,000,000) shares of its common stock (the "Shares"). Failure to deliver the Shares by March 1, 2011 shall be deemed an Event of Default under the Note. Payee's execution of this Agreement shall constitute full payment for the Shares and such payment shall be deemed to have been made in full as of the Effective Date.

6. The parties represent and warrant that the recitals to this Agreement are true and correct.

7. Time is of the essence with respect to the parties' performance under this Agreement and under the Note.

8. <u>Miscellaneous</u>.

   a. Entire Agreement. This Agreement constitutes the parties' entire agreement and understanding with respect to this subject matter. This Agreement supersedes any prior written or oral agreements between the parties regarding this subject matter, and contains all covenants and agreements between the parties with respect to this subject matter. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or written, have been made by any party, or anyone acting on behalf of any party, other than those embodied in this agreement, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.

   b. Jurisdiction and Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWRE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

   c. Separability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and (b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

   d. Miscellaneous Provisions. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties. This Agreement may be executed via counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

   e. Signatures. This Agreement may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single agreement. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

PAYEE

LANKTREE CONSULTING CORPORATION

By: ______________________________

Charles Lanktree
Owner

MAKER

AMERICAN SCIENTIFIC RESOURCES, INC.

By: ______________________________

Christopher F. Tirotta, MD, MBA
Chief Executive Officer

February 23, 2011